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                            CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Delco International Ltd.


We consent to the incorporation by reference in the registration statements (No. 2-84304, 33-49462, 333-10795, 333-66425 and 333-87007) on Form S-8 and No. 33-
64608 on Form S-3 of Oneida Ltd. of our report dated April 7, 2000, with respect to the consolidated balance sheet of Delco International Ltd. and subsidiaries as of January 31, 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Oneida Ltd. dated October 23, 2000.


/s/ KPMG LLP


Melville, New York
October 23, 2000